UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 28, 2011

VU1 CORPORATION
(Exact Name of Registrant as Specified in Charter)

California	000-21864	84-6672714
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)	Identification No.)

469 Seventh Avenue, Suite 356	10018
New York, New York	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (888) 985-8881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Current Report on Form 8-K

Vu1 Corporation

July 28, 2011

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2011, Billy K. Hamlin, a current member of our board of directors, was appointed to the positions of President and Chief Operating Officer of Vu1 Corporation.

Mr. Hamlin, age 61, was previously elected to our board of directors in October 2010.  Mr. Hamlin is presently the Chief Executive Officer of Skyward Enterprises, LLC, a global business consulting firm, since August 2009.  Since June 2010, Mr. Hamlin has also been the Chief Executive Officer of Integrated Sales Solutions II, LLC (“Integrated Sales Solutions”), a consulting agency offering a wide array of services to manufacturers to introduce their products to the hardware/home improvement and club/mass market, and [Managing Member] of Hamlin Consulting, LLC (“Hamlin Consulting”), a logistics consulting firm.  Additionally, Mr. Hamlin has been the Chief Executive Officer of Foregolf, a start-up simulator company focused on the golf industry, since October 2009, the Chairman of the Advisory Board of Unique Home Designs, since July 2010, and Parkland Plastics, since August 2010, and the President of the Board of Trustees for the Leukemia & Lymphoma Society, Georgia Chapter, since July 2007.  Mr. Hamlin was the founder of the PGA Tour Superstore in May 2002, through November 2009, which comprised ten “Big Box” concept stores of more than 60,000 square feet of golfing merchandise.  Mr. Hamlin worked in positions of increasing responsibility with The Home Depot, Inc. beginning in November 1985, where he held the titles of Executive Vice President of Merchandising & Marketing and Group President until his retirement in January 2000.

Mr. Hamlin has engaged in the following related-party transactions with us during the last two years:  In September 2010, we entered into an agreement with Integrated Sales Solutions to enhance our capabilities in designing and establishing sales strategy and distribution channels with retail, electrical utilities, electrical distributors and government agencies.  In April 2011, we entered into an agreement with Hamlin Consulting to advise and assist us in defining logistics, warehousing, finished good requirements, distribution, packaging, merchandising and support for our specialized light bulbs.  We work closely with Integrated Sales Solutions and Hamlin Consulting to develop programs aimed at further developing these channels and potential distribution partnerships.  Integrated Sales Solutions and Hamlin Consulting are owned by Mr. Hamlin.  In 2011, we have paid $72,000 to Integrated Sales Solutions through June 30, 2011.  During 2010, we paid $104,250 to Integrated Sales Solutions.

There are no family relationships between Mr. Hamlin and any of our other executive officers or directors.

As part of becoming our President and Chief Operating Officer, Mr. Hamlin entered into a one-year employment agreement with us.  Pursuant to the employment agreement, Mr. Hamlin will devote substantially all of his professional time and attention to our business. In addition, Scott C. Blackstone, our current President and Chief Executive Officer, resigned his position as President concurrently with the appointment of Mr. Hamlin, and remains our Chief Executive Officer.

The employment agreement provides that Mr. Hamlin will receive an annual base salary of $210,000, of which $105,000 will be paid in cash and $105,000 will be converted into 262,500 shares of our common stock at a conversion price of $0.40 per share, based on the closing market price of our common stock on the first day of his employment.  These shares will vest in 12 equal monthly installments over the term of his employment agreement.  We have also agreed to issue Mr. Hamlin stock options to purchase up to 1,400,000 shares of our common stock at an exercise price of $0.40 per share, the closing market price on his first day of employment, from Vu1’s Incentive Compensation Plan.  A total of 600,000 options will vest over the term of his employment agreement, and  the remaining 800,000 options will vest upon meeting certain performance criteria set by the company.

The employment agreement provides for termination by us or Mr. Hamlin at any time on not less than 30 days written notice, or by us immediately upon an act of fraud, dishonesty or misconduct by Mr. Hamlin or a material breach by him of his obligations to us.

The employment agreement also contains covenants (a) restricting him from engaging in any activities competitive with our business during the term of his employment agreement and for a period of one year thereafter, (b) prohibiting him from disclosure of confidential information regarding Vu1 at any time, and (c) confirming that all intellectual property developed by him and relating to our business constitutes Vu1’s sole and exclusive property.

The foregoing summary description of the employment agreement is qualified by reference to the full text thereof, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein in its entirety.

Effective July 31, 2011 the Company accepted the resignation of Philip G. Styles.  Mr. Styles resigned his position as a Director of the Company, the Managing Director of Sendio, sro and his position as Vice President of Manufacturing. There were no disagreements with our executive officers or the other members of our Board of Directors leading to the resignation of Mr. Styles.

Item 9.01.	Financial Statements and Exhibits.

(d)   Exhibits.

10.1	Employment Agreement, dated July 28, 2011, between Vu1 Corporation and Billy K. Hamlin

99.1	Press Release of Vu1 Corporation issued July 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VU1 CORPORATION

Date: August 3, 2011	By:	/s/ Matthew DeVries
Matthew DeVries
Chief Financial Officer